Exhibit 99.1

Press Release

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES COMMON SHARE OFFERING

Hamilton, Bermuda, April 27, 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, http://www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced that it plans to sell 15,000,000 shares of newly issued Class A common shares, par value $.01 per share, in an underwritten public offering pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission.

The shares being offered represent approximately 30% of the Company’s outstanding Class A common shares.  The underwriters will be granted a 30-day option to purchase up to an additional 2,250,000 shares to cover over-allotments, if any.  The Company intends to use the net proceeds from this offering primarily for debt reduction and general corporate purposes.

Deutsche Bank Securities Inc. will act as the sole bookrunner for this offering.

Copies of the prospectus supplement relating to these securities may be obtained by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer or sale will be made only be means of the written prospectus forming part of the effective registration statement.

ENDS